Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Continental Materials Corporation (Company) on Form S-8 (File No. 33-23671) of our report dated March 28, 2019, on our audits of the consolidated financial statements and consolidated financial statement schedule of the Company as of December 29, 2018  and December 30, 2017, and for the years then ended, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana

March 28, 2019